Exhibit (a)(5)(D)

Maiden Announces Expiration and Results of Tender Offers for Its Preference Shares, Series A, Series C and Series D

PEMBROKE, Bermuda, December 23, 2020 - Maiden Holdings, Ltd. (NASDAQ:  MHLD) (“Maiden”) announced today the expiration of and results for, as shown in the table below, its previously announced cash tender offers (the “Offer”) through its indirect, wholly-owned subsidiary, Maiden Reinsurance Ltd. (the “Company”), for Maiden’s Series A Preference Shares, Series C Preference Shares and Series D Preference Shares (each as defined in the table below and, collectively, the “Securities”).

Series of Securities	CUSIP No. / ISIN	Liquidation Preference Per Share	Offer Price	Aggregate Number of Securities Tendered as of Expiration Time	Aggregate Number of Securities Accepted for Purchase	Aggregate Number of Securities Outstanding Following the Offer	Aggregate Total Consideration Accepted for Purchase
8.250% Non-Cumulative Preference Shares, Series A of Maiden Holdings, Ltd. (“Series A Preference Shares”)	G5753U 120 / BMG5753U1201	$25.00	$10.50 per share	545,218	545,218	5,454,782	$5,724,789
7.125% Non-Cumulative Preference Shares, Series C of Maiden Holdings, Ltd. (“Series C Preference Shares”)	G5753U 138 / BMG5753U1383	$25.00	$10.50 per share	1,203,466	1,203,466	5,396,534	$12,636,393
6.700% Non-Cumulative Preference Shares, Series D of Maiden Holdings, Ltd. (“Series D Preference Shares”)	G5753U 146 / BMG5753U1466	$25.00	$10.50 per share	1,078,911	1,078,911	4,921,089	$11,328,565.50

The consideration for each Series A Preference Share, each Series C Preference Share and each Series D Preference Share tendered and accepted for purchase pursuant to the Offer will equal $10.50 (the “Offer Price”). The Offer Price does not include any amount with respect to dividends. The aggregate total consideration payable by the Company for the Securities accepted for purchase is $29,689,747.50. Because the consideration required to purchase all Securities validly tendered and not validly withdrawn for each series is less than the Series Purchase Amount for each series, the Company has accepted for purchase 100% of such Securities. The Company expects that the settlement date for the Offer will be December 24, 2020.

The Offer expired on December 22, 2020 at 11:59 p.m., New York City time (the “Expiration Time”). As of the Expiration Time, holders of the Securities had validly tendered and not validly withdrawn the number of Securities of each series set forth in the table above. The Company has accepted the aggregate liquidation preference amounts for each series of Securities set forth in the table above. The Company presently does not have any plans for further tender offers.

Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended, Maiden has filed with the Securities and Exchange Commission (the “SEC”) an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the SEC’s website at www.sec.gov.

BofA Securities acted as dealer manager for the Offer. For additional information regarding the terms of the Offer, please contact: BofA Securities, Attn: Liability Management, at telephone (980) 387-3907 (collect) or by email at debt_advisory@bofa.com. To request documentation relating to the Offer, please contact Global Bondholder Services Corporation, which acted as the tender agent and information agent for the Offer, at (866)-794-2200 (toll-free) or (212) 430-3774.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER OR SOLICITATION TO PURCHASE SECURITIES. THE OFFER IS BEING MADE SOLELY PURSUANT TO THE OFFER TO PURCHASE, WHICH SETS FORTH THE COMPLETE TERMS OF THE OFFER THAT HOLDERS OF THE SECURITIES SHOULD CAREFULLY READ PRIOR TO MAKING ANY DECISION.

THE COMPANY IS NOT MAKING THE OFFER TO (NOR WILL IT ACCEPT ANY TENDER OF SECURITIES FROM OR ON BEHALF OF) HOLDERS OF SECURITIES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF ANY TENDER OF SECURITIES WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE SUCH ACTION AS THE COMPANY MAY DEEM NECESSARY FOR IT TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF SECURITIES IN SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON THE COMPANY’S BEHALF BY ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007.

Forward-Looking Statements

This press release includes forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Maiden Holdings, Ltd. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Maiden Holdings, Ltd. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

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